                                                                    Exhibit 4.20

                                PROMISSORY NOTE

                               December 30, 1994


1400 Lone Palm Avenue             Modesto   Stanislaus              CA

FOR VALUE RECEIVED, American Shared - Curacare ("Maker") promises, jointly and severally if more than one, to pay to the order of GENERAL ELECTRIC COMPANY or any subsequent holder hereof (each, a "Payee") at its office located at 20825 Swenson Drive, Waukesha, WI 53186 or at such other place as Payee may designate, the principal sum of Four Hundred Eighty One Thousand Six Hundred Sixty Seven and 87/100 dollars ($481,667.87), with interest on the unpaid principal balance from and including the date hereof at the rate of Ten and 50/100 percent (10.50%) per annum, to be paid in lawful money of the United States, in 60 consecutive monthly installments of principal and interest of Ten Thousand Three Hundred Fifty-Two and 92/100 Dollars ($10,352.92) and a final installment which shall be in the amount of the total outstanding principal and interest. The first installment shall be due and payable February 1, 1995 and the following installments shall be due and payable on the same day of each succeeding month (each, a "Payment Date").

All payment shall be applied first to interest and then to principal. The acceptance by Payee of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Payee's right to receive payment in full at such time or at any prior or subsequent time. Interest shall be calculated on the basis of a 365 day year and will be charged for each calendar day on which any principal is outstanding.

The Maker hereby expressly authorized General Electric Company to insert the date value is actually given in the blank space on the face hereof.

Time is of the essence hereof. If any installment of principal and interest or any other sum due under this Note is not received within ten (10) days after the applicable Payment Date, the Maker agrees to pay in addition to the amount of each such installment a late payment charge of five percent (5%) of said installment, but not exceeding any lawful maximum. In the event that (i) Maker fails to make payment of any amount due hereunder within ten (10) days after the same becomes due and payable; or (ii) Maker defaults or fails to perform under any term or condition contained in any other agreement with Payee, then the entire principal sum remaining unpaid, together with all interest thereon and any other sum payable under this Note, at the election of Payee, shall immediately become due and payable, with interest thereon at 20% per annum from the date of such accelerated maturity until paid.

The Maker may prepay in full, but not in part, its entire indebtedness hereunder upon payment of an additional sum as a premium equal to the following percentages of the original principal balance for the indicated period.

Prior to the first annual anniversary date of this Note: five percent (5%) Prior to the second annual anniversary date of this Note: four percent (4%) Prior to the third annual anniversary date of this Note: three percent (3%) Prior to the fourth annual anniversary date of this Note: two percent (2%) Prior to the fifth annual anniversary date of this Note: one percent (1%) and zero percent (0%), thereafter, plus all other sums due hereunder.

Your default under a Schedule or a default by you or any entity managed or controlled by you or by any principal of yours under any other agreement or contract with us, regardless of when the agreement or contract was entered into, will, at our sole option, if the default is not cured within ten days after written notice of default, constitute a default of that Schedule and all other agreements and contracts between you and/or such a principal or entity and us.

It is the intention of the parties hereto to comply with the applicable usury laws: accordingly, it is agreed that, notwithstanding any provision to the contrary in this Note, in no event shall this Note require the payment or permit the collection of interest in excess of the maximum amount permitted by applicable law. If any such excess interest is contracted for, charged or received under this Note, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Note on the principal balance shall exceed the maximum amount of interest permitted by applicable law, then in such event (a) the provisions of this paragraph shall govern and control, (b) neither Maker nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by applicable law, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal balance or refunded to Maker, at the option of the Payee, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under applicable law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Note which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Maker or otherwise by Payee in connection with such indebtedness; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for the Payee to receive a greater simple interest per annum rate than is presently allowed, the Maker agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum simple interest per annum rate allowed by the higher of the amended state law or the law of the United States of America.

The Maker and all sureties, endorsers, guarantors or any other (each such person, other than the Maker, an "Obligor") who may at any time become liable for the payment hereof jointly and severally consent hereby to any and all extensions of time, renewals, waivers or modifications of, and all substitutions or releases of any party primarily or secondarily liable on this Note or any term and provision hereof, which may be made, granted or consented to by Payee, and agree that suit may be brought and maintained against any one or more of them, at the election of Payee without joinder of any other as a party thereto. The Maker and each Obligor hereby waivers presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note, and agrees to pay (if permitted by law) and diligence in collecting this Note, and agrees to pay (if permitted by law) all expenses incurred in collection, including Payee's actual attorneys' fee. Maker and each Obligor agrees that fees not in excess of twenty percent (20%) of the amount then due shall be deemed reasonable. Maker and each Obligor hereby waives all benefits of valuation, appraisement and exemption laws.

                                       American Shared - Curacare
                                       A California Partnership

  /s/ Genevieve M. Kelly               By: /s/ Ernest A. Bates       (Seal)
----------------------------               ---------------------------------
Witness                                    Signature:  Ernest A. Bates, M.D.
                                                       Chairman & CEO

                                       American Shared Hospital Services,
                                       General Partner
                                       -------------------------------------
                                       Print name (and title, if applicable)

                                       ACKNOWLEDGED:  General Electric Company

 /s/ Michele LeMon                     By: /s/ R.S. Berger               (Seal)
-----------------------------              ---------------------------------
                                               Signature
                                                Richard S. Berger
                                                Mgr. Financial Services-Finance
                                           -------------------------------------
                                           Print name (and title, if applicable)

              ADDENDUM TO PROMISSORY NOTE DATED DECEMBER 30, 1994

                            AMERICAN SHARED-CURACARE
                             1400 LONE PALM AVENUE
                               MODESTO, CA 95353

This is an Addendum to a Promissory Note ("Note") (Contract 507917-001) issued by AMERICAN SHARED-CURACARE ("DEBTOR") in favor of GENERAL ELECTRIC COMPANY ("CREDITOR") dated December 30, 1994. The Note is for the tax amount due as part of the restructure which was done in November, 1994 and commenced billing February 1, 1995 for sixty (60) months.

It is agreed and understood that the payment term of the Note is being restructured as follows effective January 1, 1996:

New Schedule
------------
11 Months @ $10,352.92                             effective 2-1-95
 4 Months @        -0-                             effective 1-1-96
45 Months @ $11,485.00

All other Terms and Conditions from the original Note, to the extent not inconsistent herewith, shall remain as initially written and apply to this Addendum.

-------------------------------------------------------------------------

Accepted by Creditor:                     Accepted by Debtor:

GENERAL ELECTRIC COMPANY               AMERICAN SHARED-CURACARE
                                       A California Partnership


 /s/ R. Schueller                      /s/ Ernest A. Bates
-------------------------              ----------------------------------------
                                       Ernest A. Bates, M.D.
                                       Chairman & CEO
                                       American Shared Hospital Services
                                       General Partner

    1-3-96                                  12/28/95
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Date                                   Date